Exhibit 99.2

DoubleVerify Extends Leadership in Independent AI Powered Campaign Optimization Solutions with Agreement To Acquire Scibids

Combination provides an industry-first solution that will seamlessly connect DV’s trusted impression-level data with Scibids’ best-in-class AI technology to maximize campaign performance

NEW YORK – July 31, 2023 – DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced that it has entered into an agreement to acquire Scibids Technology SAS (“Scibids”), a global leader in AI-powered digital campaign optimization. The acquisition of Scibids is a cash and stock transaction valued at $125 million, with additional potential consideration based on certain performance metrics. The transaction is anticipated to close in the third quarter (the “Acquisition”).

The Acquisition expands DV’s product leadership in real-time, campaign optimizations – and lets the company combine its trusted media quality and performance data that includes viewability, contextual and attention signals, with Scibids’s proven AI technology and real-time optimization algorithms. This first-of-its-kind joint offering lets DV span the media transaction end-to-end, from activation to measurement, and provides advertisers real-time campaign optimization, without the use of third-party cookies. Importantly, the acquisition progresses DV from the realm of proxy for performance to actual ad KPI achievement and tangible business outcome – fully in line with advertiser goals.

“The acquisition of Scibids is a decisive step in our journey to power superior campaign outcomes that started with developing and delivering the industry standard in media quality insights and has evolved into putting that data to work for advertisers,” said Mark Zagorski, DoubleVerify CEO. “The combination marries DV’s proprietary data with Scibids’ AI-powered optimization technology, letting us empower brands with unparalleled insights and control over their advertising performance.”

Scibids builds AI that automates and optimizes an advertiser’s programmatic buying of digital ad campaigns. Leveraging DSP impression level data feeds (including price), first party data and measurement data provided by the brands or their agencies, Scibids AI dynamically generates custom bidding algorithms for clients aligned with the advertiser’s KPIs and desired outcomes. Scibids’ clients include all major holding companies, independent agencies, and top global brands that include Allianz, Dell and Spotify.

“DoubleVerify is a company that shares our commitment to independence, innovation and maximizing media performance, and we’re thrilled to take our partnership to the next level,” said Remi Lemonnier, CEO & Co-Founder of Scibids. “This partnership will amplify the capabilities of our customizable AI technology and expand its impact across the digital advertising ecosystem to

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©2022 DoubleVerify. All rights reserved. This document contains proprietary information of DoubleVerify and is protected by copyright and other state and federal laws.

strengthen the open web. We look forward to working with the entire DV team to deliver new opportunities and maximize campaign outcomes for our global advertisers and partners."

The acquisition will provide advertisers with multiple benefits including:

•	Maximize business outcomes and ROI across all addressable paid media bought programmatically, by incorporating DV’s granular metrics in multidimensional dynamic optimization.
•	Ensure continuous optimization through the integration of DV’s impression-level media quality and performance data, and Scibids’ proprietary AI technology in optimization algorithms.
•	Streamline manual efforts and drive operational efficiencies by employing automated bidding across leading DSPs, including Google’s DV360, The Trade Desk, and Xandr, to name a few.

DV recently announced an exclusive commercial partnership with Scibids together with the launch of DV Algorithmic Optimizer – a cutting-edge solution that supercharges attention metrics with customizable AI. In-market campaign tests with a number of Fortune 500 brands demonstrated the efficacy of DV Algorithmic Optimizer, with results on average showing a 63% increase in attention levels and a 95% increase in impressions won across several campaigns. The acquisition will expand DV’s ability to deliver real-time campaign optimizations leveraging its comprehensive media quality and performance data.

“Through our combination with Scibids, DV will lead the industry in dynamic campaign optimizations that drive real business outcomes,” added Zagorski. “The acquisition lets us redefine the verification space and offer a continuous feedback loop between activation, measurement and optimization – powered by AI technology and the most trusted impression-level media quality and verification data in the space.”

DV has over a decade of experience building digital transparency and trust in the advertising ecosystem – protecting brand reputation and powering media performance. Core to this trust is DV’s independence, offering solutions that advertisers can employ across environments, formats and devices to meet their specific campaign objectives. DV’s combination with Scibids is a marriage of two best-in-breed, objective platforms – both of which are ad-server and media agnostic – offering advertisers trusted data and AI technology to help them maximize their digital investments.

For additional information, please refer to the Scibids acquisition investor presentation in the Recent News & Events section of the Company’s investor relations site.

Terms and Financial Impact

Under the terms of the agreement, DV will acquire Scibids for $125 million, subject to customary adjustments, consisting of approximately $66 million of the purchase price payable in cash and the remaining consideration payable in DV common stock. The terms of the transaction include potential additional consideration based on achievement of certain performance milestones. DV will discuss the acquisition in greater detail when it reports second quarter 2023 results today, July 31, at 4:30 p.m. ET.

Scibids was advised by LUMA Partners.

For more information about DoubleVerify, visit http://www.doubleverify.com.

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©2022 DoubleVerify. All rights reserved. This document contains proprietary information of DoubleVerify and is protected by copyright and other state and federal laws.

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally. Learn more at www.doubleverify.com.

About Scibids

Scibids is the global leader in AI-powered digital advertising decisioning. Founded in Paris in 2016, our mission is to grow and scale the performance of digital marketing by helping brands achieve desired business outcomes through privacy-respecting practices. Scibids AI is designed for advertisers, agencies, and all media buyers who want to improve the effectiveness and scale of their advertising campaigns. Scibids’ customizable AI auto-generates algorithms that fuel performance without relying on user tracking or profiling. Our AI is enabled within leading DSPs, unifies the ad stack by making planning and measurement data actionable within programmatic buys, and delivers measurable ROI. Learn more at www.scibids.com.

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©2022 DoubleVerify. All rights reserved. This document contains proprietary information of DoubleVerify and is protected by copyright and other state and federal laws.